Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “GRILL CONCEPTS, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MARCH, A.D. 2009, AT 1:58 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTEENTH DAY OF MARCH, A.D. 2009, AT 11:58 O’CLOCK P.M.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
2075167 8100	AUTHENTICATION:	7191637
090274443	DATE:	03-17-09

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GRILL CONCEPTS, INC.

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. The name of the Corporation is Grill Concepts, Inc.

2. Article FOURTH of the Certificate of Incorporation of the Corporation (hereinafter called the “Certificate of Incorporation”) is hereby amended by inserting the following as new Section C.5.:

“5. Without regard to any other provision of this Certificate of Incorporation, each 35 shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 35 shares of Common Stock of the Corporation immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash equivalent to $1.50 per share of Common Stock of the Corporation held by such holder immediately prior to the time this amendment becomes effective.”

3. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law and shall become effective at 11:58 p.m., Eastern time, on March 17, 2009.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 17th day of March, 2009.

GRILL CONCEPTS, INC.

By:	/s/ Philip Gay
Name:	Philip Gay
Title:	President

State of Delaware Secretary of State Division of Corporations Delivered 01:58 PM 03/17/2009 FILED 01:58 PM 03/17/2009 SRV 090274443 – 2075167 FILE